EXHIBIT 99.1

NEWS
NOBLE CORPORATION
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Phone: 281-276-6100 Fax: 281-491-2092

NOBLE CORPORATION ANNOUNCES OPERATOR COMMITMENT
FOR NEW F&G JU-2000E JACKUP
     SUGAR LAND, Texas, June 27, 2006 – Noble Corporation (NYSE: NE) announced the receipt of a letter of award from Venture Production plc (“Venture Production”) to enter into a contract with the Company for a new F&G JU-2000E enhanced premium jackup drilling rig to be constructed by China Shipbuilding & Offshore International Co., Ltd./Dalian Shipbuilding Industry Co., Ltd (“DSIC”) in Dalian, China.
     The Venture Production commitment, which has been approved by both companies’ Board of Directors, will have a contract term of two years at a dayrate of $210,000 per day. There are no extensions or options beyond the contract term. The Company estimates the cost of the rig will be approximately $190 million. Venture Production has informed the Company that it anticipates employing the rig in the North Sea. Mark Jackson, President and Chief Operating Officer of Noble Corporation, said, “We are pleased to continue to build on our long-term relationship with Venture Production with this contract.”
     This rig is the third heavy duty, harsh environment (HDHE) F&G JU-2000E, a high specification Friede & Goldman designed jackup, that the Company has scheduled to deliver to customers over the next three years. The Company has previously reported contracts with Shell E and P Offshore Services B.V. for the first two such newbuild jackups, to be named the Noble Roger Lewis and Noble Hans Deul. Each of these harsh environment jackups has a 75 foot cantilever reach, rated water depth of 400 feet, and rated drilling depth of 30,000 feet.

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     An indirect subsidiary of the company, Noble Drilling Holding LLC, has entered into a contract with DSIC for the construction of the latest F&G JU-2000E jackup. Based on its contract with DSIC, the Company expects delivery of this jackup in the first quarter of 2009.
     The Company also announced two new commitments for current rigs. In addition to the third F&G JU-2000E newbuild jackup, Venture Production has extended its commitment for the Noble Ton van Langeveld semisubmersible in the North Sea for one year beginning in or about May 2008 at a dayrate of $360,000. Separately, Anadarko Petroleum Company has agreed to a one year commitment for the Noble Homer Ferrington semisubmersible, commencing in or about January 2008 offshore Nigeria at a dayrate of $434,000 per day. Neither of these contracts has any extensions or options.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s fleet of 63 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 44 jackups and three submersibles. The fleet count includes three F&G JU-2000E enhanced premium newbuild jackups under construction, with scheduled delivery of the first unit in the third quarter of 2007, the second unit in first quarter of 2008, and the third unit in the first quarter of 2009. As previously announced, these units have been contracted. Approximately 84 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa and India. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.

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     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-381
6/27/06
For additional information, contact:
Lee M. Ahlstrom, Vice President — Investor Relations and Planning,
Noble Drilling Services Inc.
Noble Corporation, 281-276-6100